EXHIBIT 99.1

[XTO Logo Here]

NEWS RELEASE

 For Immediate Release

Number: 08-02

XTO ENERGY ANNOUNCES EARNINGS, RECORD PRODUCTION AND CASH
FLOW FOR 4Q; REPORTS RECORD PRODUCTION AND CASH FLOW FOR 2007;
INCREASES TOTAL PRODUCTION BY 19% FOR THE YEAR

FORT WORTH, TX (February 12, 2008) –XTO Energy Inc. (NYSE-XTO) today reported record production for fourth quarter 2007 of 2.05 billion cubic feet equivalent (Bcfe)per day, up 30% from the fourth quarter 2006 level of 1.58 Bcfe per day, and up 6% sequentially from 1.93 Bcfe per day in third quarter 2007. Total revenues for the fourth quarter were a record $1.59 billion, a 33% increase from $1.20 billion the prior year. Earnings for the quarter were $464 million, or $0.96 per share ($0.95 diluted), an 8% increase from fourth quarter 2006 earnings of $429 million, or $0.94 per share ($0.92 diluted). After adjusting for the after-tax effects of a non-cash derivative fair value loss, adjusted earnings for fourth quarter 2007 were $465 million, or $0.96 per share ($0.95 diluted). Fourth quarter 2006 adjusted earnings were $443 million, or $0.97 per share ($0.95 diluted). 1

Operating income for the quarter was $813 million, a 15% increase from fourth quarter 2006 operating income of $707 million. Operating cash flow, defined as cash provided by operations, before changes in operating assets and liabilities, exploration expense and significant cash flow effects of earnings adjustments, was a record $1.16 billion, up 28% from 2006 fourth quarter comparable operating cash flow of $910 million.1

Fourth quarter daily gas production averaged 1.67 billion cubic feet (Bcf), up 36% from fourth quarter 2006 daily production of 1.23 Bcf. Daily oil production for the fourth quarter was 48,844 barrels, a 6% increase from the fourth quarter 2006 level of 45,997 barrels. During the

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XTO Energy Announces Earnings, Record Production and Cash Flow for 4Q;
Reports Record Production and Cash Flow for 2007;
Increases Total Production by 19% for the Year

fourth quarter, natural gas liquids production was 14,462 barrels per day, a 17% increase from the fourth quarter 2006 rate of 12,365 barrels per day.

“Once again, we are proud to announce another record year of operational and financial performance for XTO. Production volumes increased more than 19%, with about 13% growth resulting from our development activities. These producing properties and leasehold acquisitions, totaling about $4 billion during 2007, added immediate growth impact and even more important, expansive upsides for future growth. All told, the Company achieved record cash flow which we invested in projects that we expect to continue creating long-term value for our shareholders,” stated Bob R. Simpson, Chairman and Chief Executive Officer. “Moving ahead, XTO has a richer opportunity base than at anytime in our history. Our growth platforms are diverse, including leading positions in multiple shale plays, the tight-gas basins from East Texas to the Rockies, dynamic coal bed methane fields and legacy oil properties. As a result, our production is targeted to increase by 20% for 2008.” 1

Keith A. Hutton, President, further comments. “Our operational teams delivered another outstanding quarter of results to close out 2007 as production volumes climbed 6%, sequentially. In East Texas, the gross daily rate for the Freestone Trend averaged 656 MMcfe, bringing year-over-year growth for fourth quarter to 17%. The horizontal drilling program in the Cotton Valley Lime continues to show strong results with the Gail King 20H well completed at 13 MMcf per day. Barnett Shale net production climbed 25% during the fourth quarter, reaching 425 MMcfe per day. We continued our development efforts in the Woodford Shale, completing an additional two wells at an average rate of 3 MMcf per day. In the Fayetteville play, XTO’s initial two wells produced at an average daily rate of 2 MMcf. Overall, with strong company-wide results, we continue to pursue leasehold positions and ‘bolt-on’ acquisitions to expand

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XTO Energy Announces Earnings, Record Production and Cash Flow for 4Q;
Reports Record Production and Cash Flow for 2007;
Increases Total Production by 19% for the Year

drilling inventory. We look forward to providing a comprehensive discussion of the Company’s opportunities at our Analyst Conference later this month.”

The average realized gas price for the quarter was $7.53 per thousand cubic feet (Mcf), 4% lower than the fourth quarter 2006 average price of $7.82 per Mcf. The fourth quarter average oil price increased 25% to $75.47 per barrel from the fourth quarter 2006 average price of $60.57 per barrel. Natural gas liquids prices averaged $56.64 per barrel for the quarter, a 69% increase from the 2006 fourth quarter average price of $33.57.

For the year, the Company reported earnings of $1.69 billion, or $3.58 per share ($3.53 diluted), compared with earnings of $1.86 billion, or $4.08 per share ($4.02 diluted) for 2006. After adjusting for the after-tax effects of a non-cash derivative fair value loss, 2007 adjusted earnings were $1.72 billion, or $3.64 per share ($3.59 diluted) compared to 2006 adjusted earnings of $1.58 billion, or $3.45 per share ($3.41 diluted).1 Adjustments to 2006 earnings include a $469 million gain ($295 million after-tax) on the distribution of Hugoton Royalty Trust units and $34 million of income tax expense related to enactment of the State of Texas margin tax. Operating cash flow in 2007 was a record $3.74 billion, up 22% from the prior year level of $3.08 billion.1 Total revenues for 2007 were $5.51 billion, a 20% increase from revenues of $4.58 billion for 2006. Operating income for the year was $2.89 billion, an 8% increase from $2.67 billion for 2006.

Gas production for the year was a record 1.46 Bcf per day, up 23% from 2006 daily production of 1.19 Bcf. Oil production for 2007 was a record 47,047 barrels per day, a 4% increase from 2006 production of 45,041 barrels per day. Natural gas liquids production for 2007 was a record 13,545 barrels per day, a 14% increase from 2006 production of 11,854 barrels per day.

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XTO Energy Announces Earnings, Record Production and Cash Flow for 4Q;
Reports Record Production and Cash Flow for 2007;
Increases Total Production by 19% for the Year

The average realized gas price for 2007 was $7.50 per Mcf, down 2% from the 2006 average price of $7.69 per Mcf. The average oil price for the year was $70.08 per barrel, a 15% increase from the 2006 average price of $60.96 per barrel. Natural gas liquids averaged $45.37 per barrel, or 23% higher than the 2006 average of $37.03 per barrel.

XTO Energy Inc. is a domestic energy producer engaged in the acquisition, development and discovery of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah, Louisiana, Mississippi and Montana.

1	Adjusted earnings and operating cash flow are non-GAAP financial measures. See the end of this release for further explanation and reconciliation of these measures.

Contact:	Louis G. Baldwin	Gary D. Simpson
	Executive Vice President &	Senior Vice President
	Chief Financial Officer	Investor Relations & Finance
	XTO Energy Inc.	XTO Energy Inc.
	817/870-2800	817/870-2800

The Company’s fourth quarter 2007 earnings and operational review conference call will be broadcast live via Internet webcast at 4:00 P.M. ET (3:00 P.M. CT) on Tuesday, February 12, 2008. The webcast can be accessed on the Company’s website at http://www.xtoenergy.com.

Statements made in this news release, including those relating to upsides for future growth, future long-term value for shareholders and the ability to expand drilling inventory are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, ability to acquire properties that meet our objectives, the timing and extent of changes in oil and gas prices, changes in underlying demand for oil and gas, the timing and results of drilling activity, the availability of and cost of obtaining drilling equipment and personnel, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, longer than expected pipeline curtailments by third-parties and general market conditions. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.

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XTO ENERGY INC.
(in millions, except production, per share and per unit data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Consolidated Income Statements

REVENUES

Gas and natural gas liquids	$1,233	$923	$4,214	$3,490
Oil and condensate	339	256	1,204	1,002
Gas gathering, processing and marketing	23	23	100	86
Other	(1)	(3)	(5)	(2)

Total Revenues	1,594	1,199	5,513	4,576

EXPENSES

Production	175	126	615	491
Taxes, transportation and other	132	94	444	372
Exploration (a)	19	4	52	22
Depreciation, depletion and amortization	356	239	1,187	875
Accretion of discount in asset retirement obligation	6	4	22	16
Gas gathering and processing	19	13	81	41
General and administrative (b)	75	35	231	189
Derivative fair value (gain) loss (c)	(1)	(23)	(11)	(102)

Total Expenses	781	492	2,621	1,904

OPERATING INCOME	813	707	2,892	2,672

OTHER (INCOME) EXPENSE

Gain on distribution of royalty trust units	-	-	-	(469)
Interest expense, net (d)	92	46	250	180

Total Other (Income) Expense	92	46	250	(289)

INCOME BEFORE INCOME TAX	721	661	2,642	2,961

INCOME TAX (e)

Current (f)	(15)	14	292	572
Deferred	272	218	659	529

Total Income Tax Expense	257	232	951	1,101

NET INCOME	$464	$429	$1,691	$1,860

EARNINGS PER COMMON SHARE (g)

Basic	$0.96	$0.94	$3.58	$4.08
Diluted	$0.95	$0.92	$3.53	$4.02

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (g)

Basic	482.8	457.5	471.9	456.1
Diluted	490.5	463.9	479.0	462.2

Average Daily Production

Gas (Mcf)	1,670,577	1,229,984	1,457,802	1,186,330
Natural Gas Liquids (Bbls)	14,462	12,365	13,545	11,854
Oil (Bbls)	48,844	45,997	47,047	45,041
Natural Gas Equivalents (Mcfe)	2,050,414	1,580,152	1,821,353	1,527,705

Average Sales Prices (h)

Gas (per Mcf)	$7.53	$7.82	$7.50	$7.69
Natural Gas Liquids (per Bbl)	$56.64	$33.57	$45.37	$37.03
Oil (per Bbl)	$75.47	$60.57	$70.08	$60.96

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XTO ENERGY INC. (continued)
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Consolidated Statement of Cash Flows Data

Net Income	$464	$429	$1,691	$1,860
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	356	239	1,187	875
Accretion of discount in asset retirement obligation	6	4	22	16
Dry hole expense	11	1	21	9
Non-cash incentive compensation	27	8	65	63
Gain on distribution of royalty trust units	-	-	-	(469)
Deferred income tax	272	218	659	529
Non-cash derivative fair value (gain) loss	1	9	43	(39)
Other non-cash items	16	(1)	23	10
Changes in operating assets and liabilities	(155)	(171)	(72)	5

Cash Provided by Operating Activities	$998	$736	$3,639	$2,859

	December 31, 2007	December 31, 2006
	(Unaudited)
Consolidated Balance Sheet Data

Cash and cash equivalents	$-	$5

Current Assets	$1,287	$1,585
Less:
Derivative fair value (i)	199	804
Deferred income tax benefit (i)	20	-

Current Assets, excluding derivative fair value and deferred income tax benefit	$1,068	$781

Net Property and Equipment	$17,200	$10,824

Total Assets	$18,922	$12,885

Current Liabilities	$1,537	$1,240
Less:
Derivative fair value (i)	239	37
Deferred income tax payable (i)	-	263

Current Liabilities, excluding derivative fair value and deferred income tax payable	$1,298	$940

Long-term Debt	$6,320	$3,451

Total Stockholders’ Equity	$7,941	$5,865
Less - Accumulated other comprehensive income (loss) (i)	(40)	486

Total Stockholders’ Equity excluding accumulated other comprehensive income (loss)	$7,981	$5,379

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XTO ENERGY INC. (continued)

(a)
Includes geological and geophysical costs, as well as unsuccessful exploratory drilling costs of $11 million in the 2007 three-month period and $21 million for the year 2007, and $1 million in the three-month 2006 period and $9 million for the year 2006.

(b)	Non-cash incentive compensation was $27 million in the three-month 2007 period and $65 million for the year 2007, and $8 million in the three-month 2006 period and $63 million for the year 2006.

Included in non-cash incentive compensation for the year 2006 is $36 million related to stock options granted during the second quarter to retirement-eligible employees. As required under SFAS No. 123R, these options were expensed upon grant, rather than over the expected vesting period.

(c)	The derivative fair value (gain) loss comprises the change in fair value of the following derivative financial instruments not providing effective hedges (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Btu swap contracts	$-	$-	$-	$(16)
Other non-hedge derivatives	4	-	-	(19)
Ineffective portion of hedge derivatives	(5)	(23)	(11)	(67)
Total derivative fair value (gain) loss	$(1)	$(23)	$(11)	$(102)

(d)	Net of capitalized interest of $9 million in the three-month 2007 period and $30 million for the year 2007, and $6 million in the three-month 2006 period and $18 million for the year 2006.

(e)
The three-month 2006 period includes $8 million and the year 2006 includes $34 million related to the estimated effect of the May 2006 enactment of the State of Texas margin tax which was effective beginning January 1, 2007.

(f)
The current income tax provision exceeds cash tax expense by the benefit realized upon exercise of stock options or vesting of stock awards in excess of amounts expensed in the financial statements. This benefit, which is recorded in additional paid-in capital, was $16 million for the 2007 three-month period and $64 million for the year 2007, and $14 million for the 2006 three-month period and $50 million for the year 2006.

(g)	All weighted average common share and earnings per common share amounts have been adjusted for the five-for-four stock split effected December 13, 2007.

(h)	Average sales prices include realized gains and losses upon cash settlement of hedge derivatives.

Realized gains and losses on non-hedge derivatives and on the ineffective portion of hedge derivatives are recorded as a component of derivative fair value (gain) loss (see (c) above). These non-hedge and ineffective derivative gains and losses are primarily related to the timing of entering basis swap agreements and designating them as hedges associated with NYMEX swaps. If realized non-hedge and ineffective gains and losses, attributable to fourth quarter and year-end production, had been recorded as oil and gas revenue, the average oil and gas prices would have been:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Gas (per Mcf)	$7.55	$8.09	$7.59	$7.85
Oil (per Bbl)	$75.27	$60.60	$70.24	$60.85

(i)
These adjustments are made to current assets, current liabilities and stockholders’ equity because these items are recorded based on estimated derivative fair values and resulting unrealized gains and losses. Realized gains and losses will be based on commodity prices when related future production occurs. Net assets and equity to be recorded when future production occurs are not included in the balance sheet.

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XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

Adjusted Earnings

Adjusted earnings, a non-GAAP financial measure, excludes certain items that management believes affect the comparability of operating results. The Company discloses adjusted earnings as a useful adjunct to GAAP net income because:

–	Management uses adjusted earnings to evaluate the Company’s operational trends and performance relative to other oil and gas producing companies.

–	Adjusted earnings are reflected on a basis more comparable to earnings estimates provided by securities analysts.

–
Items excluded generally are items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

The following reconciles GAAP net income to adjusted earnings:

(in millions, except per share data)	Three Months Ended December 31,			Year Ended December 31,
(Unaudited)	2007	2006		2007	2006
Net income	$464	$429		$1,691	$1,860
Adjustments, net of tax:
Non-cash change in derivative fair value	1	6	(a)	28	(24)	(a)
Gain on distribution of royalty trust units	-	-		-	(295)
Income tax expense related to enactment of new Texas margin tax	-	8		-	34

Adjusted earnings	$465	$443	(a)	$1,719	$1,575	(a)

Adjusted earnings per common share:
Basic	$0.96	$0.97	(a)	$3.64	$3.45	(a)
Diluted	$0.95	$0.95	(a)	$3.59	$3.41	(a)
________________________________

(a)
Adjusted earnings for the 2006 three-month and year periods were changed to include the derivative cash settlements. The effect was to increase adjusted earnings by $20 million, or $0.05 per share ($0.04 diluted), for the three-month period and increase adjusted earnings by $41 million, or $0.09 per share ($0.09 diluted), for the year.

(b)	All adjusted earnings per common share amounts have been adjusted for the five-for-four stock split effected December 13, 2007.

Operating Cash Flow

Operating cash flow, a non-GAAP financial measure, is defined as cash provided by operating activities before changes in operating assets and liabilities, exploration expense and significant cash flow effects of earnings adjustments. Because of these adjustments, this cash flow statistic is different from cash provided by operating activities, as disclosed under GAAP. Management believes operating cash flow is a better liquidity indicator for oil and gas producers because of the adjustments made to cash provided by operating activities, explained as follows:

–
Adjustment for changes in operating assets and liabilities eliminates fluctuations primarily related to the timing of cash receipts and disbursements, which can vary from period-to-period because of conditions the Company cannot control (for example, the day of the week on which the last day of the period falls), and results in attributing cash flow to operations of the period that provided the cash flow.

–
Adjustment for exploration expense is to provide an amount comparable to operating cash flow for full cost companies and to eliminate the effect of a discretionary expenditure that is part of the Company’s capital budget.

–	Adjustment for the significant cash flow effects of earnings adjustments (See “Adjusted Earnings” above) so that operating cash flow is reported on a basis comparable to adjusted earnings.

(continued)

XTO ENERGY INC. (continued)

Non-GAAP Financial Measures

Management uses operating cash flow not only for measuring the Company’s cash flow and liquidity, but also in evaluating the Company against other oil and gas producing companies and valuing potential producing property acquisitions.

The following reconciles cash provided by operating activities, the GAAP cash flow statistic, to operating cash flow:

(in millions)	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2007	2006	2007	2006

Cash Provided by Operating Activities	$998	$736	$3,639	$2,859

Changes in operating assets and liabilities	155	171	72	(5)
Exploration expense, excluding dry hole expense	8	3	31	13
Current tax related to gain on distribution of royalty trust units	-	-	-	211

Operating Cash Flow	$1,161	$910	$3,742	$3,078

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